Exhibit 12.1

STATEMENT REGARDING COMPUTATION

OF RATIO OF EARNINGS TO FIXED CHARGES

MANPOWER INC.

(in millions)

9 Months Ended September 30, 2004
Earnings:
Earnings before income taxes	$260.9
Fixed charges	113.6

$374.5

Fixed charges:
Interest (expensed or capitalized)	$34.0
Estimated interest portion of rent expense	79.6

$113.6

Ratio of earnings to fixed charges	3.3

	Years Ended December 31,
	2003	2002	2001	2000	1999
Earnings:
Earnings before income taxes	$222.1	$188.0	$197.9	$265.2	$205.8
Fixed charges	125.0	116.5	107.4	94.0	71.6

	$347.1	$304.5	$305.3	$359.2	$277.4

Fixed charges:
Interest (expensed or capitalized)	$41.4	$42.4	$39.1	$35.0	$17.3
Estimated interest portion of rent expense	83.6	74.1	68.3	59.0	54.3

	$125.0	$116.5	$107.4	$94.0	$71.6

Ratio of earnings to fixed charges	2.8	2.6	2.8	3.8	3.9

Note:	The calculation of ratio of earnings to fixed charges set forth above is in accordance with Regulation S-K, Item 601(b)(12). This calculation is different than the fixed charge ratio that is required by our new $625.0 million revolving credit agreement.